EXHIBIT 1

UMB Bank & Trust, N.A.

Consolidated Statement of Condition

As of June 30, 2014

June 30, 2014
Assets
Cash and Due from Bank	$0
Total Investment Securities	0
Total Premises and Equipment	0
Accrued Income Receivable	0
Other Assets	3,000,000
Goodwill Net	0

Total Assets	$3,000,000

Liabilities
Accrued Tax and Other	0
Unearned Revenue	0

Total Liabilities	$0

Stockholders Equity
Common Stock	1,000,000
Paid In Surplus	2,000,000
Retained Earnings	0

Total Stockholders Equity	$3,000,000

Total Liabilities and Stockholders Equity	$3,000,000